SERVICES AGREEMENT
[ ] Class [ ] Shares of FUND

This Agreement is made as of May 1, 2015, by and among Guggenheim Funds Distributors, LLC (''DISTRIBUTOR"), a Delaware limited liability company and Principal Life Insurance Company (the "Company"), an Iowa corporation.

WHEREAS, DISTRIBUTOR and the Company have entered into a Participation Agreement dated May 1, 2015, as may be amended from time to time (the "Participation Agreement"), pursuant to which, the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases shares ("Shares") of certain Portfolios of Rydex Variable Trust and Guggenheim Variable Funds Trust (each a "Fund") ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, DISTRIBUTOR recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investment in the Portfolios, and that in the course of soliciting applications for Variable Contracts, the Company will provide information about each Fund and its Portfolios from time to time, answer questions concerning each Fund and the Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

WHEREAS, DISTRIBUTOR wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding each Fund to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the service fee agreement between DISTRIBUTOR and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and DISTRIBUTOR agree as follows:

1. Services. The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery of current Fund prospectuses, periodic reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners' votes in the event of a Fund shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the DISTRIBUTOR as may be reasonably requested; provision of support services, including providing information about the Funds and the Portfolios and answering questions concerning a Fund and the Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios' provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-

authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

2. Compensation. In consideration of the services described above, DISTRIBUTOR agrees to pay the Company as described in Schedule A to this Agreement.

3. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between a Fund, on behalf of such Portfolio, and DISTRIBUTOR, or upon assignment of the Participation Agreement by either the Company or DISTRIBUTOR. Notwithstanding the termination of this Services Agreement, DISTRIBUTOR will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

4. Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between the Company or DISTRIBUTOR previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this services Agreement.

GUGGENHEIM FUNDS DISTRIBUTORS, LLC	PRINCIPAL LIFE INSURANCE COMPANY

/s/ Douglas C. Mangini	/s/ Sara Wiener
By: Douglas C. Mangini	By: Sara Wiener
Title: Vice President	Title: AVP – Annuities
Date: May 1, 2015	Date: May 1, 2015

SCHEDULE A

In consideration of the services described in paragraph 1 of this agreement, DISTRIBUTOR agrees to pay the Company an annual service fee. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' average investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company shall be calculated by DISTRIBUTOR at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by DISTRIBUTOR and such other supporting data as may be reasonably requested by the Company.

An annual rate of 15 basis points (.15%) of the average daily value of the Shares held in the Separate Accounts will be paid for the following Portfolios of Guggenheim Variable Funds Trust and Rydex Variable Trust.

Fund and Series
Rydex Variable Trust

Amerigo Fund
Banking Fund
Basic Materials Fund
Biotechnology Fund
Clermont Fund
Commodities Strategy Fund
Consumer Products Fund
Dow 2x Strategy Fund
Electronics Fund
Energy Fund
Energy Services Fund
Europe 1.25x Strategy Fund
Financial Services Fund
Government Long Bond 1.2x Strategy Fund
Health Care Fund
High Yield Strategy Internet Fund
Inverse Dow 2x Strategy Fund
Inverse Government Long Bond Strategy Fund
Inverse Mid-Cap Strategy Fund
Inverse NASDAQ-I 00 Strategy Fund

Inverse Russell 2000® Strategy Fund
Inverse S&P 500 Strategy Fund
Japan 2x Strategy Fund
Leisure Fund
Global Managed Futures Strategy Fund
Mid-Cap 1.5x Strategy Fund Multi-Hedge Strategies Fund
NASDAQ-100® 2x Strategy Fund NASDAQ-100® Fund
Nova Fund
Precious Metals Fund Real Estate Fund Retailing Fund
Russell 2000® 1.5x Strategy Fund
Russell 2000® 2x Strategy Fund
S&P 500 2x Strategy Fund
S&P 500 Pure Growth Fund
S&P 500 Pure Value Fund
S&P MidCap 400 Pure Growth Fund
S&P MidCap 400 Pure Value Fund
S&P SmallCap 600 Pure Growth Fund
S&P SmallCap 600 Pure Value Fund
Select Allocation Fund
Strengthening Dollar 2x Strategy Fund
Technology Fund Telecommunications Fund
Transportation Fund
Long Short Equity Fund
Utilities Fund
Weakening Dollar 2x Strategy Fund

Guggenheim Variable Funds Trust Series
Series A (Guggenheim StylePlus Large Core Series)
Series B (Guggenheim Large Cap Value Series)
Series D (Guggenheim World Equity Income Series)
Series E (Guggenheim Total Return Bond Series)
Series F (Guggenheim Floating Rate Strategies Series)
Series J (Guggenheim StylePlus Mid Growth Series)
Series M (Guggenheim Macro Opportunities Series)
Series N (Guggenheim Managed Asset Allocation Series)
Series O (Guggenheim All Cap Value Series)
Series P (Guggenheim High Yield Series)
Series Q (Guggenheim Small Cap Value Series)
Series V (Guggenheim Mid Cap Value Series)
Series X (Guggenheim StylePlus Small Growth Series)
Series Y (Guggenheim StylePlus Large Growth Series)
Series Z (Guggenheim Alpha Opportunities Series)

Additionally, "Series" will include any series created subsequent to the date hereof.